Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

Acutus Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	457(c)	16,537,961(1)	$1.59(2)	$26,295,358.00	0.0000927	$2,437.58
Total Offering Amounts					$26,295,358.00		$2,437.58
Total Fee Offsets							-
Net Fee Due							$2,437.58

(1)	Consists of shares of common stock that may be issued upon the exercise of Warrants or conversion of Series A Common Equivalent Preferred Stock. Includes an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act, that may be issued to prevent dilution from stock splits, stock dividends or similar transactions that could affect the shares to be offered by the selling stockholders.

(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale prices of the registrant’s shares of common stock on August 8, 2022, as reported on The Nasdaq Global Select Market.